Exhibit 21.1

Subsidiaries of Membership Collective Group Inc.

Name of Subsidiary	Jurisdiction of Organization
Soho House UK Limited	United Kingdom
Soho House Berlin GmbH	Germany
Soho House CWH Limited	United Kingdom
Soho House New York Inc.	New York
Soho House Beach House, LLC	Delaware
Soho House New York LLC	New York
Soho House West Hollywood, LLC	Delaware
Soho Ludlow Tenant, LLC	Delaware
Beach House Owner, LLC	Delaware
Little Beach House Malibu, LLC	Delaware
Soho House CWH, LLC	Delaware
Soho Dumbo, Inc	Delaware
Soho Home Limited	United Kingdom
Paraga Beach SA	Greece